SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT
                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

                        Date of Report: February 6, 2002
                        (Date of Earliest Event Reported)

                      JOHN HANCOCK FINANCIAL SERVICES, INC.
               (Exact name of registrant as specified in charter)

                         Commission File Number: 1-15607

                  DELAWARE                                       04-3483032
(State or other jurisdiction of incorporation                 (I.R.S. Employer
              or organization)                               Identification No.)

                               John Hancock Place
                           Boston, Massachusetts 02117
                    (Address of principal executive offices)

                                 (617) 572-6000
              (Registrant's telephone number, including area code)


                                                            4 Q Earnings Release

Item 5.     Other Information.

            On February 6, 2002, John Hancock Financial Services, Inc., a Delaware corporation, issued a press release, a copy of which is attached hereto as Exhibit 99 and is incorporated herein by reference.

Item 7.     Financial Statements and Exhibits.

      (c)   Exhibits

            Exhibit No.                   Item
            -----------                   ----

            99 Press Release of John Hancock Financial Services, Inc., dated February 6, 2002.


                                                            4 Q Earnings Release

                                   SIGNATURES

      Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.


                                         JOHN HANCOCK FINANCIAL SERVICES, INC.


Date: February 7, 2002                   By: /s/Thomas E. Moloney
                                             -------------------------
                                             Thomas E. Moloney
                                             Chief Financial Officer


                                                            4 Q Earnings Release

                                                                      Exhibit 99

--------------------------------------------------------------------------------

News                                                     [JOHN HANCOCK LOGO] (R)
                                                           FINANCIAL SERVICES

John Hancock Financial Services reports fourth-quarter 2001 net operating income of $0.71 per share

=====================================================================================================
Earnings summary*                           4th quarter 2001        4th quarter 2000        % change
-----------------------------------------------------------------------------------------------------
Net operating income
per-share diluted                                      $0.71                   $0.57           24.6%
Net income
per-share diluted                                      $0.34                   $0.72          (52.8%)
Net operating income                          $214.8 million          $179.7 million           19.5%
Net income                                    $102.3 million          $226.4 million          (54.8%)
Diluted average shares outstanding             301.0 million           316.4 million           (4.9%)
Net operating income
return on equity                                       15.4%                   13.0%             --
=====================================================================================================

*See "Net Income" section below for a reconciliation of net operating income to net income. As required, results reflect adoption of Statement of Accounting Position 00-3, "Accounting by Insurance Enterprises for Demutualizations and Formations of Mutual Insurance Holding Companies and Certain Long-Duration Participating Contracts."

      BOSTON (February 6, 2002) -- John Hancock Financial Services, Inc. (NYSE:
JHF) today reported net operating income per share for the fourth quarter of 2001 of $0.71 diluted, compared with $0.57 diluted in the fourth quarter of 2000. Net operating income in the quarter was $214.8 million, compared with $179.7 million a year earlier.

      As required, John Hancock in the fourth quarter adopted new accounting rules (Statement of Position 00-3) for recognition of certain future policyholder dividend obligations on a retroactive basis to the date of demutualization. The effects of adopting the new rules are reflected in the company's financial results for the fourth quarter of 2001 and, retroactively, for all prior periods in 2001 and 2000.

      Among the effects of adoption was a reduction of $0.01 per share in net operating income and net income for the first nine months of 2001; for the full year of 2000, net operating income and net income were reduced by $0.04 per share and $0.06 per share, respectively. (For additional details, see the "Impact of Adoption of SOP 00-3" exhibit appended to this news release.)

      The accounting policy -- issued by the American Institute of Certified Public Accountants -- changes the accounting method for the company's closed block. The closed block was created to protect the dividend expectations for policies issued by John Hancock Mutual Life Insurance Company prior to its demutualization, which was effective February 1, 2000.

      The new rules require recognition in the company's financial statements of a policyholder dividend obligation (PDO), representing actual cumulative retained earnings and other comprehensive income from the closed block that exceed the expected amounts calculated at the date of demutualization.


                                    --more--

                                            JHF Fourth-Quarter Financial Results

      The PDO will grow if closed block results are higher than expected; it will also absorb lower-than-expected results, and increased dividend payments, as long as the total PDO is positive.

      Under the new rules, only the amount of closed block profits or losses calculated to be attributable to shareholders is included in current-period reported income. Under the previous accounting standard, current-period reported income also included closed block profits or losses, which would be factored into expected policyholder dividends, and thus reported income in subsequent periods would have been affected by the ultimate level of dividend payments.

      Retail, Institutional Business Segments Post Gains

      In the fourth quarter of 2001, higher net operating income was driven by gains over the year-ago period in all retail and institutional business segments, partially offset by lower earnings from the corporate account, which is part of the Corporate & Other segment. Higher premiums and product fees were partially offset by lower net investment yields and margins.

      Net operating return on equity for the fourth quarter was 15.4%, versus 13.0% a year earlier.

      "The fourth-quarter results mark a solid finish to a year in which, despite many obstacles, Hancock reached its target of double-digit growth in per-share net operating income," said David F. D'Alessandro, chairman and chief executive officer. "We are well-positioned for continued growth, and we remain focused on leveraging Hancock's strengths: a balanced portfolio of innovative products, diversified distribution, a premier brand, superior investment expertise, and a commitment to maximizing shareholder value."

      For the full year, Hancock's net operating income was $805.7 million, up 9.1% from $738.8 million in 2000. Net operating income per share was $2.62 diluted, up 12.0% from $2.34 diluted.

      Among the company's achievements in 2001:

            o     Full-year net operating income return on equity of 14.5%

            o 19% increase in total retail life sales, including corporate- and bank-owned life (COLI/BOLI), and a 14% gain in sales of nontraditional single-life products

            o     Net mutual fund sales of $760 million

            o 71% increase in retail fixed annuity sales; $1.9 billion of variable annuity assets retained through safe-harbor exchange program

            o     21% gain in total institutional spread-based product sales

      2002 Financial Outlook

      D'Alessandro said the company was comfortable with its previously announced guidance that 2002 net operating income per share would grow in the 10%-to-12% range, driven by continued gains in core retail and institutional businesses, and ongoing expense management. This forecast assumes a U.S. economic recovery in the second half of the year and S&P 500 appreciation of about 5% to 6% for the full year. It also includes a gain of $0.04 per share from elimination of goodwill amortization following the adoption this year of Financial Accounting Standard 142 - Goodwill and Other Intangible Assets.


                                       2
                                    --more--

                                            JHF Fourth-Quarter Financial Results

      "We are optimistic but cautious about the outlook for 2002," D'Alessandro added. "We are making good progress in growing retail sales and increasing assets under management. Our spread-based business is solidly profitable and expanding. But we must effectively manage through ongoing challenges, including an uncertain economy, which could affect the companies in which we invest, volatile equity markets, and lower interest rates.

      Guidance, as the company has previously discussed, is subject to change if, among other things, the economy or the financial markets experience significant changes. (See "Forward-looking Statements" section below.)

      Business Segment Highlights

      Protection: Pretax operating income in the quarter was $118.8 million, up 20.7% from $98.4 million a year ago.

      Nontraditional life operating income for the quarter was $46.7 million pretax, up 32.3% from $35.3 million last year. The gain reflects improved separate account performance and higher product fees.

      Traditional life operating income, which includes the closed block, was $45.5 million pretax for the quarter, up 22.3% from $37.2 million a year earlier, driven by lower operating expenses, partially offset by lower net investment margins.

      Long-term care insurance operating income was $26.9 million pretax in the quarter, up 7.2% from $25.1 million a year ago. The increase was driven by growth in the business, lower operating expenses, and improved lapse and morbidity gains, partially offset by lower net investment margins.

      Core life insurance sales rose to $64.5 million, up 46% over the third quarter and 8% over the fourth quarter of last year. The gain was driven by single-life variable and universal products, which increased 46% over the third quarter and 27% over the same period last year, primarily on strong growth in the direct brokerage channel. Survivorship product sales, while still below 2000 levels, increased 57% over the third quarter.

      Total life sales, including COLI/BOLI, were $89.3 million, up 19% over the year-ago quarter.

      Total long-term care sales were up 3% to $28.6 million from the fourth quarter of last year, as increased sales in the brokerage and group channels were partially offset by lower Signator agent sales.

      During the quarter, Hancock was selected, in partnership with MetLife, as the providers to the Federal Long-Term Care Insurance Program, which is expected to be the largest LTC program in the country. The government's decision to provide access to LTC insurance is expected to increase awareness of the product among consumers and employers. The company estimates that nearly 300,000 individuals will enroll in the program in its first full year of operation, planned to begin later in 2002. Because of the start-up period, the company does not expect the program to have an impact on earnings in 2002.


                                       3
                                    --more--

                                            JHF Fourth-Quarter Financial Results

      Asset Gathering: Pretax operating income was $55.5 million in the quarter, up 50.0% from $37.0 million a year ago.

      Mutual fund operating income was $21.4 million pretax, up 18.2% from $18.1 million a year ago. Lower operating expenses and commissions offset reduced fee revenue caused by a decline in assets under management. Average assets under management were $28.4 billion for the quarter, down from $32.5 billion in the prior year, due to market depreciation over the year.

      Mutual fund net sales for the quarter were $634.1 million, up from $2.7 million in the third quarter and $219.2 million a year ago.

      Fixed annuity operating income was $23.7 million pretax in the quarter, up 8.2% from $21.9 million a year earlier, as strong sales and improved lapse rates were partially offset by lower net investment margins. Average account balances for the quarter were up 18.9% to $6.3 billion from $5.3 billion last year.

      Fixed annuity sales totaled $420.0 million in the quarter, up slightly from the third quarter and up 57% from a year ago. During the quarter, the company expanded distribution with new proprietary product deals with CalFed and Fidelity Investments, bringing the total number of proprietary deals to six. For the year, fixed annuity sales were up 71% to $1.5 billion.

      Variable annuity operating income was $7.5 million pretax in the quarter, up from $1.2 million a year ago. The gain was driven by improved separate account performance and lower operating expenses.

      The company's safe harbor exchange program retained $442.0 million of in-force variable annuity assets during the quarter. The program, which was largely completed in the fourth quarter, exchanged $1.9 billion in variable annuity assets from older Hancock products into the new Revolution line since its start at the end of last year.

      Variable annuity sales, excluding the exchange program, were $155.2 million in the quarter, up 3% from the third quarter but down from $280.8 million in the year-earlier period.

      Guaranteed & Structured Financial Products: Pretax operating income in the quarter was $94.9 million, up 24.4% from $76.3 million in the comparable quarter last year, as higher operating income from spread-based products were partially offset by a decline in fee-based products.

      Spread-based operating income was up 36.5% to $87.1 million pretax from $63.8 million, driven by a 24% increase in average invested assets. During the quarter Hancock announced two initiatives to expand its spread-based business into new markets in 2002: the extension of its funding agreement program through its Canadian subsidiary, Maritime Life Assurance Co., and SignatureNotes, a fixed-income product distributed directly to retail investors.

      Investment Management: Pretax operating income in the quarter was $18.9 million, up from $11.4 million in the fourth quarter of 2000, driven by reduced expenses at Independence Investment LLC and gains on the sale of investments in the discontinued energy resources operations.


                                       4
                                    --more--

                                            JHF Fourth-Quarter Financial Results

      Operating income at Independence, which manages equities and fixed income investments for institutions, was $8.3 million pretax, up from $5.6 million a year earlier, as lower operating expenses offset the impact of lower assets under management. Net sales were $104.6 million, reversing 9 quarters of net redemptions. Average assets under management were $19.9 billion, versus $26.7 billion a year ago; the decline includes $1.9 billion from market depreciation.

      Corporate & Other: Pretax operating income in the quarter was $13.2 million, versus $47.2 million last year.

      Pretax operating income from Maritime Life Assurance, Hancock's Canadian subsidiary, was $20.8 million, up 26.0% from $16.5 million last year. The increase was driven primarily by improved mortality, morbidity, and expense margins, and higher product fees.

      Corporate & Other operating income also reflects lower capital in the segment, which was used to fund growth in the business units, pay stockholder dividends, and repurchase Hancock's stock, as well as lower pretax earnings from lease residual management, which result in improved after-tax yields. On an after-tax basis, which reflects the benefits of the lease management and other tax-advantaged investment strategies used in the segment, operating income was $22.2 million, compared with $29.2 million.

      Net Income

      Net income includes, and net operating income excludes, net realized investment gains and losses and unusual or non-recurring events and transactions and certain other items that the company believes are not indicative of overall operating trends.

      Hancock uses net operating income to evaluate what it considers the normal, ongoing operations of its business segments and as a basis for management incentives. However, net operating income pretax or after-tax, whose definition can vary among companies, is not a substitute for the net income presented in this press release and certain company filings with the Securities and Exchange Commission, including our annual reports on Form 10-K.

      The following table shows adjustments made to net operating income to reconcile with net income.

(in $ millions)
========================================================================================================
                                                     4Q 2001        4Q 2000          2001          2000
--------------------------------------------------------------------------------------------------------
Net operating income                                  $214.8         $179.7        $805.7        $738.8
   Net realized capital gains (losses)                ($97.7)         $13.7       ($160.7)        $57.2
   Loss from addition to class-action lawsuit
      reserve                                         ($19.5)            --        ($19.5)           --
   Surplus tax credit                                   $9.7          $31.5         $13.4         $46.0
   Restructuring/other                                 ($5.0)         ($1.9)       $(20.2)       ($12.0)
   Demutualization credit (expense)                       --           $3.4            --         ($7.0)
   Other demutualization-related expenses                 --             --            --        ($10.0)
   Gain from pension dividend transfer                    --             --            --          $5.7
--------------------------------------------------------------------------------------------------------
      Total non-operating items                      ($112.5)         $46.8       ($187.0)        $80.0
--------------------------------------------------------------------------------------------------------
Net income                                            $102.3         $226.4        $618.7        $818.7
========================================================================================================


                                       5
                                    --more--

                                            JHF Fourth-Quarter Financial Results

      Net income for the fourth quarter was $102.3 million, or $0.34 per share diluted, compared with $226.4 million, or $0.72 per share diluted, in the fourth quarter of 2000. The decline was driven mostly by net realized capital losses of $97.7 million, primarily from writedowns of certain fixed income investments, the largest of which were Enron Corp. and related entities, as previously disclosed. Realized capital losses were partially offset by realized capital gains, mostly on the sale of certain equity securities; mitigating losses with such gains is an integral part of Hancock's investment strategy. In the year-ago quarter, the company recorded net realized capital gains of $13.7 million.

      Net income for the fourth quarter of 2001 includes an addition to reserves of $19.5 million to cover costs from the previously announced settlement of a class-action lawsuit involving alleged market conduct activities; there was no such change in reserves in the year-ago quarter. The reserve increase is based on refined estimates of the company's exposure to the settlement made after having settled about 96% of the claims.

      The reserve addition is based on a number of factors, including the relatively high value of the remaining claims, the estimated costs per claim, and the estimated cost to administer the claims. The company believes the reserve held at December 31, 2001, is reasonable and adequate based on the information available at this time; however, the company will continue to evaluate its exposure related to the settlement as additional information becomes available and will refine its reserve estimate accordingly.

      Net income for the year was $618.7 million, or $2.01 per share diluted, compared with a $818.7 million, or $2.59 per share diluted, in 2000.

      Other Financial Data

      There were 301.0 million weighted average diluted shares outstanding in the quarter, compared with 316.4 million shares a year ago. During the quarter, the company repurchased 2.3 million shares at an average price of $37.46 a share. For the full year 2001, the company repurchased 15.5 million shares for a total of $579.8 million.

      The following table contains selected balance sheet information, adjusted to reflect adoption of SOP 00-3:

================================================================================================
                                                              December 31           December 31
                                                                     2001                  2000
------------------------------------------------------------------------------------------------
Shareholder equity                                           $5.9 billion          $5.8 billion
(including FAS 115 market adjustment)
   Per share                                                       $19.72                $18.45
Shareholder equity                                           $5.5 billion          $5.6 billion
(excluding FAS 115 market adjustment)
   Per share                                                       $18.62                $17.86
End of period shares outstanding                            297.4 million         312.0 million
Assets under management
     General account                                        $58.5 billion         $52.1 billion
     Separate account                                       $22.7 billion         $26.5 billion
     Third party                                            $43.0 billion         $46.6 billion
------------------------------------------------------------------------------------------------
Total consolidated                                         $124.2 billion        $125.2 billion
================================================================================================


                                       6
                                    --more--

                                            JHF Fourth-Quarter Financial Results

      Forward-looking Statements

      The statements, analyses, and other information contained herein relating to trends in the company's operations and financial results, the markets for the company's products, the future development of the company's business, and the contingencies and uncertainties to which the company may be subject, as well as other statements including words such as "anticipate," "believe," "plan," "estimate," "expect," "intend," "will," "should," "may," and other similar expressions, are "forward-looking statements" under the Private Securities Litigation Reform Act of 1995. Such statements are made based upon management's current expectations and beliefs concerning future events and their potential effects on the company.

      Future events and their effects on the company may not be those anticipated by management. John Hancock's actual results may differ materially from the results anticipated in these forward-looking statements. For a discussion of factors that could cause or contribute to such material differences, investors are directed to the risks and uncertainties discussed in our Form 10-K for the year ended December 31, 2000, and other documents filed by the company with the Securities and Exchange Commission. These risks and uncertainties include, without limitation, the following: changes in general economic conditions; the performance of financial markets and interest rates; customer responsiveness to existing and new products and distribution channels; competitive and business factors; new tax or other legislation; and government regulation.

      The company specifically disclaims any obligation to update or revise any forward looking information, whether as a result of new information, future developments or otherwise.

      Conference Call

      John Hancock will discuss fourth-quarter results during a conference call on Thursday, February 7, 2001, at 10:00 a.m. Eastern Time. The conference call will be broadcast live over the Internet at http://www.jhancock.com. The call can also be accessed by telephone in the U.S. at (703) 871-3022.

      The call will be rebroadcast through February 14, 2001, at (703) 925-2533. The access code will be 5750248. The call will also be available for replay on the John Hancock investor relations web site:
http://www.shareholder.com/hancock/medialist.cfm.

      This press release, John Hancock's quarterly financial supplement, and other financial documents may be obtained by calling 1-877-JHF-NYSE (1-877-543-6973) or on the Internet at http://www.shareholder.com/hancock/ihighlights.cfm.

      John Hancock Financial Services, Inc., with $124.2 billion in assets under management, provides a wide range of insurance and investment products and services to individual and institutional customers.

      Contacts

      Media:  Roy Anderson, 617-572-6385; Leslie Uyeda, 617-572-6387
      Investors:  Jean Peters, 617-572-9282; Larry Edelman, 617-572-0521

                            Financial exhibits follow

                      John Hancock Financial Services, Inc.
     Exhibit - Impact of Adoption of SOP 00-3 Impact on Prior-Period Results

                                              9/30/01              2001             12/31/00                  2000
                                                        -------------------------              -----------------------------------
                                                YTD       Q3        Q2        Q1      YTD        Q4        Q3        Q2        Q1
                                               -----    -----     -----     -----    -----     -----     -----     -----     -----
----------------------------------------------------------------------------------------------------------------------------------
Operating Income
----------------------------------------------------------------------------------------------------------------------------------
                                Reported       594.8    204.9     199.4     190.5    752.2     181.0     182.1     183.7     205.4

                         SOP 00-3 impact        (3.9)    (3.4)     (0.7)      0.2    (13.4)     (1.3)     (7.4)     (1.8)     (2.9)

                                Restated       590.9    201.5     198.7     190.7    738.8     179.7     174.7     181.9     202.5
----------------------------------------------------------------------------------------------------------------------------------

                  Basic EPS, As reported        1.94     0.68      0.65      0.61     2.39      0.58      0.58      0.58      0.65

                         SOP 00-3 impact       (0.01)   (0.01)    (0.00)     0.00    (0.04)    (0.01)    (0.02)     0.00     (0.01)

                     Basic EPS, Restated        1.93     0.67      0.65      0.61     2.35      0.57      0.56      0.58      0.64
----------------------------------------------------------------------------------------------------------------------------------

                Diluted EPS, As reported        1.92     0.67      0.64      0.61     2.38      0.58      0.57      0.58      0.65

                         SOP 00-3 impact       (0.01)   (0.01)    (0.00)     0.00    (0.04)    (0.01)    (0.02)    (0.00)    (0.01)

                   Diluted EPS, Restated        1.91     0.66      0.64      0.61     2.34      0.57      0.55      0.58      0.64
----------------------------------------------------------------------------------------------------------------------------------
Net Income
----------------------------------------------------------------------------------------------------------------------------------
                                Reported       519.8    171.1     180.8     167.9    838.9     230.7     184.3     232.4     191.5

                         SOP 00-3 impact        (3.4)    (5.9)      2.4       0.1    (20.2)     (4.3)     (8.2)     (2.3)     (5.4)

                                Restated       516.4    165.2     183.2     168.0    818.7     226.4     176.1     230.1     186.1
----------------------------------------------------------------------------------------------------------------------------------

                      John Hancock Financial Services, Inc.
     Exhibit - Impact of Adoption of SOP 00-3 Impact on Prior-Period Results

                                    9/30/01                2001                12/31/00                     2000
                                              -----------------------------               ----------------------------------------
                                      YTD        Q3         Q2         Q1        YTD         Q4         Q3         Q2         Q1
                                    -------   -------    -------    -------    -------    -------    -------    -------    -------
Net Income (continued)

          Basic EPS, As reported       1.69      0.57       0.59       0.54       2.67       0.74       0.58       0.74       0.61

                 SOP 00-3 impact      (0.01)    (0.02)      0.01       0.00      (0.07)     (0.02)     (0.02)     (0.01)     (0.02)

             Basic EPS, Restated       1.68      0.55       0.60       0.54       2.60       0.72       0.56       0.73       0.59
----------------------------------------------------------------------------------------------------------------------------------

        Diluted EPS, As reported       1.68      0.56       0.58       0.54       2.65       0.73       0.58       0.73       0.61

                 SOP 00-3 impact      (0.01)    (0.02)      0.01       0.00      (0.06)     (0.01)     (0.02)     (0.01)     (0.02)

           Diluted EPS, Restated       1.67      0.54       0.59       0.54       2.59       0.72       0.56       0.72       0.59
----------------------------------------------------------------------------------------------------------------------------------
Ending shareholders' equity,
including FAS 115
----------------------------------------------------------------------------------------------------------------------------------
                        Reported    6,119.1   6,119.1    6,039.0    6,075.3    5,779.2    5,779.2    5,594.5    5,361.1    5,200.1

                 SOP 00-3 impact      (87.4)    (87.4)     (50.3)     (61.2)     (23.7)     (23.7)     (14.0)      (2.0)      (5.5)

                        Restated    6,031.7   6,031.7    5,988.7    6,014.1    5,755.5    5,755.5    5,580.5    5,359.1    5,194.6
----------------------------------------------------------------------------------------------------------------------------------
Operating ROE,
excluding FAS 115
----------------------------------------------------------------------------------------------------------------------------------
                        Reported      14.11     14.53      14.15      13.57      14.57      13.02      13.40      14.08      16.73

                 SOP 00-3 impact      (0.04)    (0.19)     (0.00)      0.07      (0.23)     (0.05)     (0.52)     (0.12)     (0.22)

                        Restated      14.07     14.34      14.15      13.64      14.34      12.97      12.88      13.96      16.51
----------------------------------------------------------------------------------------------------------------------------------

                      John Hancock Financial Services, Inc.
     Exhibit - Impact of Adoption of SOP 00-3 Impact on Prior-Period Results

                                                 As of      As of       As of       As of       As of       As of       As of
                                                9/30/01    6/30/01     3/31/01    12/31/00     9/30/00     6/30/00     3/31/00
                                               --------   --------    --------    --------    --------    --------    --------
----------------------------------------------------------------------------------------------------------------------------------
Deferred Acquisition Costs
----------------------------------------------------------------------------------------------------------------------------------
                 Reported - Trad only             890.0      976.7       997.5     1,029.2     1,093.9     1,120.0     1,077.6

                      SOP 00-3 impact             165.0       97.1       117.7        41.6        22.3        (0.7)        8.5

                 Restated - Trad only           1,055.0    1,073.8     1,115.2     1,070.8     1,116.2     1,119.3     1,086.1

----------------------------------------------------------------------------------------------------------------------------------
Future Policy Benefits and Dividend
Liability, including PDO
----------------------------------------------------------------------------------------------------------------------------------
                 Reported - Trad only          10,687.6   10,587.4    10,529.1    10,441.0    10,316.7    10,261.3    10,235.4

                      SOP 00-3 impact             297.1      173.6       210.9        76.5        42.3         1.1        16.2

                 Restated - Trad only          10,984.7   10,761.0    10,740.0    10,517.5    10,359.0    10,262.4    10.251.6

----------------------------------------------------------------------------------------------------------------------------------
Tax Liability
----------------------------------------------------------------------------------------------------------------------------------
                 Reported - Trad only             246.5      214.0       219.0       171.9       144.7        41.1        28.8

                      SOP 00-3 impact             (44.7)     (26.2)      (32.0)      (11.2)       (6.0)        0.2        (2.2)

                 Restated - Trad only             201.8      187.8       187.0       160.7       138.7        41.3        26.6

Supplemental Financial Information

Consolidated Income Statement
($ millions)

                                                            Three months ended            Twelve months ended
                                                                December 31,                  December 31,
                                                            2001           2000           2001           2000
                                                          -----------------------------------------------------
Revenues
   Premiums                                               $1,262.0       $1,089.2       $3,851.3       $3,452.1
   Universal life and investment-type
     product charges                                         211.1          169.3          772.5          749.3
   Net investment income                                     975.2        1,020.5        3,944.9        3,864.8
   Net realized investment (losses) gains                     (0.3)           1.2            3.2            3.2
   Investment management revenues/
     commissions/other fees                                  152.7          168.5          602.9          764.8
   Other revenue                                              72.1            4.7          186.5           17.6
                                                          -----------------------------------------------------
     Total revenues                                        2,672.8        2,453.4        9,361.3        8,851.8

Benefits and expenses
   Benefits to policyholders                               1,755.3        1,571.8        5,874.7        5,384.5
   Other operating costs and expenses                        395.5          392.6        1,457.4        1,551.7
   Amortization of deferred policy acquisition costs          57.6           67.3          306.8          242.0
   Dividends to policyholders                                163.1          151.4          571.3          564.4
                                                          -----------------------------------------------------
     Total benefits and expenses                           2,371.5        2,183.1        8,210.2        7,742.6

   Pre-tax operating income                                  301.3          270.3        1,151.1        1,109.2

Income taxes                                                  86.5           90.6          345.4          370.4

                                                          -----------------------------------------------------
After-tax operating income                                $  214.8       $  179.7       $  805.7       $  738.8
                                                          =====================================================

   After-tax adjustments:
   Realized investment (losses) gains, net                   (97.7)          13.7         (160.7)          57.2
   Class action lawsuit                                      (19.5)            --          (19.5)            --
   Restructuring charge                                       (5.0)          (1.9)         (27.4)         (12.0)
   Surplus tax                                                 9.7           31.5           13.4           46.0
   Demutualization expenses                                     --            3.4             --           (7.0)
   Other dumutualization related costs                          --             --             --          (10.0)
   Group pension dividend transfer                              --             --             --            5.7
   Cumulative effect of accounting changes                      --             --            7.2             --
                                                          -----------------------------------------------------
   Net Income                                             $  102.3       $  226.4       $  618.7       $  818.7
                                                          =====================================================


                                    --more--

As required, results reflect adoption of Statement of Accounting Position 00-3, "Accounting by Insurance Enterprises for Demutualizations and Formations of Mutual Insurance Holding Companies and Certain Long-Duration Participating Contracts."

Consolidated Balance Sheet
($ millions)

                                                                    December 31,
                                                             2001                 2000
                                                          ------------------------------
Assets

Investments
Fixed maturities:
     Held-to-maturity - at amortized cost
     (fair value: 2001- $1,914.1; 2000- $13,978.6)        $ 1,930.0            $14,158.5
     Available-for-sale - at fair value
     (cost: 2001- $38,741.9; 2000- $18,208.4)              39,160.3             18,414.9
     Trading securities - at fair value
     (cost: 2001- $16.4)                                       16.5                   --
Equity securities:
     Available-for-sale - at fair value
     (cost: 2001- $752.3; 2001- $875.9)                       886.8              1,140.7
     Trading securities - at fair value
     (cost: 2001- $289.5; 2000- $193.4)                       304.1                231.6
Mortgage loans on real estate                              10,993.2             10,900.0
Real estate, net of accumulated depreciation                  442.4                519.0
Policy loans                                                2,008.2              1,969.2
Short-term investments                                        153.5                214.0
Other invested assets                                       1,786.1              1,393.7
                                                          ------------------------------
     Total Investments                                     57,681.1             48,941.6

Cash and cash equivalents                                   1,313.7              3,280.0
Accrued investment income                                     782.1                736.2
Premiums and accounts receivable                              253.8                237.9
Deferred policy acquisition costs                           3,717.4              3,517.0
Reinsurance recoverable                                     1,909.3              2,021.3
Property & equipment, net of
   accumulated depreciation                                   592.6                458.6
Other assets                                                2,175.7              1,747.5
Separate accounts assets                                   22,718.5             26,454.8
                                                          ------------------------------

     Total Assets                                         $91,144.2            $87,394.9
                                                          ==============================


                                    --more--

As required, results reflect adoption of Statement of Accounting Position 00-3, "Accounting by Insurance Enterprises for Demutualizations and Formations of Mutual Insurance Holding Companies and Certain Long-Duration Participating Contracts."

($ millions)

                                                                                  December 31,
                                                                              2001            2000
                                                                           -------------------------
Liabilities and Shareholders' Equity

Liabilities
Future policy benefits                                                     $34,938.7       $31,402.2
Policyholders' funds                                                        20,762.8        18,782.3
Unearned revenue                                                               809.3           671.3
Unpaid claims and claim expense reserves                                       262.7           310.1
Dividends payable to policyholders                                             578.1           540.6
Short-term debt                                                                 81.0           245.3
Long-term debt                                                               1,359.1           534.0
Income taxes                                                                   866.9           575.5
Other liabilities                                                            2,779.8         2,029.8
Separate accounts liabilities                                               22,718.5        26,454.8
                                                                           -------------------------
     Total Liabilities                                                      85,156.9        81,545.9

Minority Interest                                                              122.3            93.5

Shareholders' Equity

Common stock, $.01 par value; 2.0 billion shares authorized;
     315.9 million and 315.0 million shares issued, 297.4 million and
     312.0 million shares outstanding, in 2001 and 2000, respectively            3.2             3.2
Additional paid in capital                                                   5,099.3         5,086.4
Retained earnings                                                            1,206.7           680.4
Unrealized appreciation on AFS securities                                      122.7           182.7
Foreign currency translation adjustment                                        (80.6)          (52.3)
Additional pension liability                                                   (37.9)          (53.1)
Cash flow hedges                                                                (3.8)             --
Change in accounting principles                                                227.6              --
Treasury stock, at cost (18.5 million and 3.0 million
     shares, in 2001 and 2000, respectively)                                  (672.2)          (91.8)
                                                                           -------------------------
     Total Shareholders' Equity                                              5,865.0         5,755.5
                                                                           -------------------------

                                                                           -------------------------
     Total Liabilities and Shareholders' Equity                            $91,144.2       $87,394.9
                                                                           =========================


                                    --more--

As required, results reflect adoption of Statement of Accounting Position 00-3, "Accounting by Insurance Enterprises for Demutualizations and Formations of Mutual Insurance Holding Companies and Certain Long-Duration Participating Contracts."

Consolidated Statement of Changes in Stockholders' Equity and Comprehensive Income
($ millions)

                                                                                        Accumulated
                                                          Additional                       Other                         Total
                                              Common       Paid in         Retained    Comprehensive   Treasury      Shareholders'
                                               Stock       Capital         Earnings        Income        Stock           Equity
                                              ------------------------------------------------------------------------------------
Balance at January 1, 2000..................      --             --        $4,825.0        ($33.9)           --           $4,791.1

Demutualization transaction.................    $2.2       $3,369.8        (4,869.0)                                      (1,497.0)
Initial public offering.....................     1.0        1,656.7                                                        1,657.7
Additional paid in capital..................                   59.9                                                           59.9

Comprehensive income:
  Net income before demutualization.........                                   44.0                                           44.0
  Net income after demutualization..........                                  774.7                                          774.7
                                                                           --------                                       --------
  Net income for the period.................                                  818.7                                          818.7

  Other comprehensive income, net of tax:
  Net unrealized gains (losses).............                                                  122.1                          122.1
  Foreign currency translation adjustment...                                                  (19.1)                         (19.1)
  Minimum pension liability.................                                                    8.2                            8.2
                                                                                                                          --------
Comprehensive income........................                                                                                 929.9

Treasury stock acquired.....................                                                              (91.8)             (91.8)
Dividends paid to shareholders..............                                  (94.3)                                         (94.3)
                                              ------------------------------------------------------------------------------------
Balance at December 31, 2000................    $3.2       $5,086.4          $680.4           $77.3      $(91.8)          $5,755.5
                                              ====================================================================================

Balance at January 1, 2001..................    $3.2       $5,086.4          $680.4           $77.3      $(91.8)          $5,755.5

Additional paid in capital..................                   12.9                                                           12.9
Comprehensive income:
  Net income for the period.................                                  618.7                                          618.7
  Other comprehensive income, net of tax:
  Net unrealized gains (losses).............                                                  (59.9)                         (59.9)
  Foreign currency translation adjustment...                                                  (28.4)                         (28.4)
  Minimum pension liability.................                                                   15.2                           15.2
  Cash flow hedges..........................                                                   (3.8)                          (3.8)
                                                                                                                          --------
Comprehensive income........................                                                                                 541.8

Treasury stock acquired.....................                                                             (580.4)            (580.4)
Dividends paid to shareholders..............                                  (92.4)                                         (92.4)
Change in accounting principles.............                                                  227.6                          227.6
                                              ------------------------------------------------------------------------------------
Balance at December 31, 2001................    $3.2       $5,099.3        $1,206.7          $228.0     $(672.2)          $5,865.0
                                              ====================================================================================


                                    --more--

As required, results reflect adoption of Statement of Accounting Position 00-3, "Accounting by Insurance Enterprises for Demutualizations and Formations of Mutual Insurance Holding Companies and Certain Long-Duration Participating Contracts."

Consolidated Statement of Changes in Stockholders' Equity and Comprehensive Income
($ millions)

                                                                                         Accumulated
                                                         Additional                         Other                       Total
                                              Common      Paid in         Retained      Comprehensive   Treasury    Shareholders'
                                              Stock       Capital         Earnings          Income       Stock         Equity
                                              -----------------------------------------------------------------------------------
Balance at October 1, 2000..................   $3.2       $5,087.0          $548.3          ($57.9)       $0.0           $5,580.6

Additional paid in capital..................                  (0.6)                                                          (0.6)

Comprehensive income:
  Net income for the period.................                                 226.4                                          226.4

  Other comprehensive income, net of tax:
  Net unrealized gains (losses).............                                                 110.7                          110.7
  Foreign currency translation adjustment...                                                  (0.2)                          (0.2)
  Minimum pension liability.................                                                  24.7                           24.7
                                                                                                                         --------
Comprehensive income........................                                                                                361.6

Treasury stock acquired.....................                                                             (91.8)             (91.8)
Dividends paid to shareholders..............                                 (94.3)                                         (94.3)

                                              -----------------------------------------------------------------------------------
Balance at December 31, 2000................   $3.2       $5,086.4          $680.4           $77.3      ($91.8)          $5,755.5
                                              ===================================================================================

Balance at October 1, 2001..................   $3.2       $5,096.1        $1,196.8          $319.5     ($584.0)          $6,031.6

Additional paid in capital..................                   3.2                                                            3.2
Comprehensive income:
  Net income for the period.................                                 102.3                                          102.3
  Other comprehensive income, net of tax:
  Net unrealized gains (losses).............                                                 (81.8)                         (81.8)
  Foreign currency translation adjustment...                                                  (6.9)                          (6.9)
  Minimum pension liability.................                                                  15.2                           15.2
  Cash flow hedges..........................                                                 (18.0)                         (18.0)
                                                                                                                         --------
Comprehensive income........................                                                                                 10.8

Treasury stock acquired.....................                                                             (88.2)             (88.2)
Dividends paid to shareholders..............                                 (92.4)                                         (92.4)

                                              -----------------------------------------------------------------------------------
Balance at December 31, 2001................   $3.2       $5,099.3        $1,206.7          $228.0     ($672.2)          $5,865.0
                                              ===================================================================================


                                    --more--

As required, results reflect adoption of Statement of Accounting Position 00-3, "Accounting by Insurance Enterprises for Demutualizations and Formations of Mutual Insurance Holding Companies and Certain Long-Duration Participating Contracts."

December 31, 2001
Sales by Segment

Protection
($ millions)

----------------------------------------------------------------------------------------------------------------
                                               Q4            Q4        %         Full         Full          %
                                              2001          2000     Change      2001         2000       Change
----------------------------------------------------------------------------------------------------------------
                       Variable life          $37.2        $43.7      -15%      $124.5       $152.5        -18%
----------------------------------------------------------------------------------------------------------------
                      Long-term care          $28.6        $27.7        3%      $119.0       $111.6          7%
----------------------------------------------------------------------------------------------------------------
              Universal, Term, Whole          $27.2        $15.8       72%       $69.5        $63.1         10%
----------------------------------------------------------------------------------------------------------------
                                COLI          $20.7        $14.7       41%      $112.6        $53.4        111%
----------------------------------------------------------------------------------------------------------------
                                BOLI           $4.2         $0.8      425%       $12.2         $0.8       1425%
----------------------------------------------------------------------------------------------------------------

Asset Gathering
($ millions)

----------------------------------------------------------------------------------------------------------------
                                              Q4           Q4          %        Full         Full           %
                                             2001         2000       Change     2001         2000         Change
----------------------------------------------------------------------------------------------------------------
                     Fixed annuities         $420.0       $266.9       57%    $1,463.6       $854.3         71%
----------------------------------------------------------------------------------------------------------------
                  Variable annuities         $155.2       $280.8      -45%      $639.6     $1,120.8        -43%
----------------------------------------------------------------------------------------------------------------
              Total retail annuities         $575.2       $547.7        5%    $2,103.2     $1,975.1          6%
----------------------------------------------------------------------------------------------------------------
                        Mutual funds       $1,409.2     $1,203.2       17%    $5,001.4     $5,307.0         -6%
----------------------------------------------------------------------------------------------------------------

Guaranteed & Structured Financial Products
($ millions)

----------------------------------------------------------------------------------------------------------------
                                               Q4          Q4          %        Full         Full           %
                                              2001        2000       Change     2001         2000         Change
----------------------------------------------------------------------------------------------------------------
             GICs/Funding Agreements         $822.2     $1,281.4      -36%    $4,635.1     $3,830.4         21%
----------------------------------------------------------------------------------------------------------------
                     Group annuities         $463.5       $386.8       20%      $900.5       $737.0         22%
----------------------------------------------------------------------------------------------------------------
          Fee-based pension products         $122.0       $100.6       21%      $219.7       $219.3          0%
----------------------------------------------------------------------------------------------------------------

Investment Management
($ millions)

----------------------------------------------------------------------------------------------------------------
                                              Q4           Q4          %        Full         Full           %
                                             2001         2000       Change     2001         2000         Change
----------------------------------------------------------------------------------------------------------------
             Independence Investment         $755.7       $819.3       -8%    $2,433.9     $1,796.4         35%
----------------------------------------------------------------------------------------------------------------
                         Other sales         $444.4       $849.0      -48%    $1,072.8     $1,851.9        -42%
----------------------------------------------------------------------------------------------------------------
                               Total       $1,200.1     $1,668.3      -28%    $3,506.7     $3,648.3         -4%
----------------------------------------------------------------------------------------------------------------

Assets Under Management
($ millions)

-----------------------------------------------------------------------------------------
                                         December 31, 2001         December 31, 2000
-----------------------------------------------------------------------------------------
                     General Account          $58,503.5                 $52,131.1
-----------------------------------------------------------------------------------------
                    Separate Account          $22,718.5                 $26,454.8
-----------------------------------------------------------------------------------------
    (incl. elims) Third-Party Assets          $42,951.8                 $46,571.0
-----------------------------------------------------------------------------------------
                               Total         $124,173.8                $125,156.9
-----------------------------------------------------------------------------------------

                          End of Supplement Information